Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of the 15th day of May, 2019 (the “Effective Date”), by and between PIONEER INDUSTRIAL, LLC, a Delaware limited liability company (the “Pioneer Seller”), and PIONEER PARKING LOT, LLC, a Delaware limited liability company (the “Pioneer Parking Seller”), CAVA NORTHGATE INDUSTRIAL LLC, a Delaware limited liability company (the “Northgate Seller”, and with the Pioneer Seller and Pioneer Parking Seller, jointly and severally, except as expressly provided herein to the contrary and as to the representations and warranties made in Section 3 hereof, the “Seller”), and BCI IV ACQUISITIONS LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns the portfolio of industrial real estate projects, commonly referred to as the “DFW Class A Infill Portfolio” and comprised of (i) three industrial buildings totaling approximately 1,162,557 square feet, situated on a parcel of land more particularly described in Exhibit A-1 attached hereto, all located at 2900 E Pioneer Parkway, 3000 E Pioneer Parkway and 2241 S Watson Road, in Arlington, Texas, and the title to which is held by the Pioneer Seller (the “Pioneer Property”), (ii) two industrial buildings totaling approximately 266,666 square feet, situated on a parcel of land more particularly described in Exhibit A-2 attached hereto, all located at 3750 Regency Crest Drive and 3850 Regency Crest Drive, in Garland, Texas, and the title to which is held by the Northgate Seller (the “Northgate Property”), and (iii) a parking lot situated on a parcel of land more particularly described in Exhibit A-1 attached hereto located at 2801 E. Arkansas Lane in Arlington, Texas, and the title to which is held by the Pioneer Parking Seller (the “Pioneer Parking Property”); and

WHEREAS, Seller desires to sell its interest in such property and Purchaser desires to purchase such interest from Seller on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the Project and the respective undertakings of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed:

SECTION 1. DEFINITIONS.

Wherever used in this Agreement, the words and phrases set forth below shall have the meanings set forth below or in an Exhibit to this Agreement to which reference is made, unless the context clearly requires otherwise.

A.    "Broker" shall mean CB Richard Ellis.

B.    "Closing" means the closing at which Seller conveys title to the Project to Purchaser and Purchaser pays Seller the Purchase Price described in Section 2(B) herein below. Notwithstanding anything to the contrary contained herein, the parties agree that the Closing shall be conditioned upon the simultaneous and complete closing of the sale of the Pioneer Property, the sale of the Northgate Property and the sale of the Pioneer Parking Property. In no event shall the sale of a portion of the Land be permitted to close without consummation of the closing of the remaining portion of the Land simultaneously therewith.

C.    "Closing Date" means the date which is the later of (i) five (5) business days after (or such earlier date, if agreed upon by the parties) the Due Diligence Deadline and (ii) ten (10) business days (or such earlier date, if agreed upon by the parties and the Lenders (as defined in Section 6(A)(ix) hereof)) of issuance of the Lenders’ Approvals (as defined in Section 5(G) hereof). Notwithstanding the foregoing, in the event that both Lenders’ Approvals have not been issued by a date which is one hundred eighty (180) days after the expiration of the Due Diligence Period, thereafter either Seller or Purchaser may terminate this Agreement by written notice to the other, whereupon this Agreement shall terminate, the Earnest Money (less the Independent Consideration) shall be returned to Purchaser, and the parties shall have no further liability or obligations hereunder except those expressly to survive termination hereunder. In addition, in the event that both Lenders’ Approvals have not been issued by the end of the calendar year of 2019, this Agreement shall automatically terminate, whereupon the Earnest Money (less the Independent Consideration) shall be returned to Purchaser, and the parties shall have no further liability or obligations hereunder except those expressly to survive termination hereunder.

D.    "Contracts" shall have the meaning set forth in Section 3(D) below.

E.    "Due Diligence Deadline" shall have the meaning set forth in Section 6(B) below.

F.    "Earnest Money" shall have the meaning set forth in Section 2(A) below.

G.    "Improvements" means all buildings, structures, fixtures and other improvements now or hereafter located or erected on the Land (other than any trade fixtures owned by tenants).

H.    "Land" means the real property described on Exhibit A-1 and Exhibit A-2, including all adjacent roadways, rights-of-way and alleys to the extent Seller has an interest therein, all oil, gas and other mineral rights and all easements and other rights appurtenant to such real property.
I.    "Permitted Exceptions" means non-delinquent real property taxes on the Project, the rights of tenants, as tenants only, under the Tenant Leases and any other matters set forth on the Title Commitment and Survey (both as defined in Section 6(D) below), which are approved or deemed approved by Purchaser as provided in Paragraph 6(D) below.

J.    "Purchase Price" shall have the meaning set forth in Section 2(B) below.

K.    "Personal Property" means all tangible and intangible personal property now or hereafter owned by Seller and used in connection with the operation of the Project, including, without limitation, (i) all building and construction materials, equipment, appliances, fixtures and machinery (excluding the FF&E identified in the Ancora Lease), (ii) all transferable permits, licenses, certificates, approvals and other entitlements issued in connection with the Project, (iii) all plans and specifications, operating manuals, guaranties and warranties with respect to the Project, and (iv) Seller's rights, if any, to use the trade name of the Project. Excluded from the definition of “Personal Property” shall be any tangible or intangible personal property owned by property managers or any tenants under the Tenant Leases (each a "Tenant" and collectively, "Tenants"), and the FF&E identified in the Ancora Lease.

L.    "Project" means collectively the Land, the Improvements, the Personal Property, the Tenant Leases and Seller's interest in the Contracts that are assigned to Purchaser pursuant to the terms of this Agreement.

M.    "Survey" shall have the meaning set forth in Section 6(D) below.

N.    "Tenant Leases" shall have the meaning set forth in Section 3(E) below.

O.    "Title Commitment" shall have the meaning set forth in Section 6(D) below.

P.    "Title Company" means Chicago Title Insurance Company, 2828 Routh Street, Suite 800, Dallas, TX 75201, Attn: Kyle McCartan.

SECTION 2. EARNEST MONEY; AGREEMENT TO SELL AND PURCHASE.

A.    Earnest Money.

Within three (3) business days following the mutual execution of this Agreement (the “Earnest Money Deadline”), Purchaser shall deposit $2,000,000 (the "Earnest Money") with the Title Company. The Earnest Money shall be held by the Title Company in accordance with the terms hereof and invested in a money market account, and all interest earned on the Earnest Money shall be added to and deemed a part of the Earnest Money. The Earnest Money shall be refunded to Purchaser if this Agreement is terminated prior to the expiration of the Due Diligence Deadline or if both Lender’s Approvals are not timely obtained as expressly described herein (unless the Lenders’ Approvals are not timely obtained due to Purchaser’s refusal or failure to (i) provide, within a reasonable time following Lenders’ request therefor, information required to be provided by assuming borrowers under the Documents (as defined in Section 6(A)(ix) hereof) or (ii) otherwise comply with reasonable requests of the Lenders to the extent such requests are permitted under the Documents; provided, that Purchaser will not be required for purposes of this Section or Section 5(G) to provide information that is confidential or that is not customarily provided to mortgage lenders of borrowers with non-traded public REIT structures except to the extent such information is required by Lenders to comply with law). If the Closing does not occur hereunder for any reason other than Purchaser's default hereunder, the Earnest Money shall be refunded to Purchaser; and, if the Closing does not occur due to Purchaser's default hereunder, the Earnest Money shall be paid to Seller as liquidated damages in accordance with the terms of this Agreement. If the Closing occurs hereunder, the Earnest Money shall be paid to Seller and credited against the Purchase Price.

B.    Purchase and Sale.

On the Closing Date Seller shall convey the Project to Purchaser on the terms and conditions set forth herein. On the Closing Date Purchaser shall accept title to the Project from Seller on the terms and conditions set forth herein and shall pay to Seller the aggregate purchase price ("Purchase Price") of ONE HUNDRED FIFTEEN MILLION AND 00/100 DOLLARS ($115,000,000.00), subject to prorations as set forth below, by wire transfer of immediately available funds. The parties agree that such Purchase Price shall be allocated $91,007,981.90 to the Pioneer Property, $23,625,018.10 to the Northgate Property and $367,000.00 to the Pioneer Parking Property.

C.    Independent Consideration.
The amount of $100.00 (the “Independent Consideration”) is expressly reserved from the Earnest Money. The parties have bargained for and agreed that the amount described in the preceding sentence, along with the expenditures of time and resources and possible loss of opportunity by Purchaser, constitute adequate consideration for Seller remaining bound by this Agreement notwithstanding such termination rights of Purchaser. Upon Seller’s request at any time, Title Company will release and disburse the Independent Consideration to Seller. Notwithstanding anything to the contrary herein, the Independent Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, and is nonrefundable and may be retained by Seller in all events.
SECTION 3. REPRESENTATIONS AND WARRANTIES BY SELLER.

Each of (i) the Pioneer Seller hereby severally (and not jointly) covenants, represents and warrants with respect to itself and the Pioneer Property and the Pioneer Mortgage (as defined in Section 6(A)(ix) hereof), (ii) the Northgate Seller hereby severally (and not jointly) covenants, represents and warrants with respect to itself and the Northgate Property and the Northgate Mortgage (as defined in Section 6(A)(ix) hereof), and (iii) the Pioneer Parking Seller severally (and not jointly) hereby covenants, represents and warrants with respect to itself and the Pioneer Parking Property, to Purchaser as of the date hereof and as of the Closing as follows:

A.    Due Organization.

Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and qualified to do business in the State of Texas; Seller has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.

B.    Power.

This Agreement and all other agreements, instruments and documents required to be executed or delivered by Seller pursuant hereto have been or (if and when executed) will be duly executed and delivered by Seller, and are or will be legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms. To Seller’s knowledge, no consents and permissions are required to be obtained by Seller for the execution and performance of this Agreement and the other documents to be executed by Seller hereunder (other than the Lenders’ Approvals). To Seller’s knowledge, the consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Seller is a party or by which it is bound, or, to Seller’s knowledge, any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Seller or the Project.

C.    No Proceedings.

Except as set forth in Exhibit B and except for matters covered by insurance (which matters are also described in Exhibit B), Seller has not received any written notice that there is currently pending any action, suit or proceeding, including condemnation, eminent domain or similar proceedings, before any court or governmental agency or body against Seller or the Project which might have any material adverse result to the Project. Without limiting the generality of the foregoing, Seller has not received any written notices from any governmental entities of violations or alleged violations of any laws, rules, regulations or codes, including environmental laws and building codes, with respect to the Project which have not been corrected to the satisfaction of the governmental agency issuing such notices.
D.    Contracts.

Attached hereto as Exhibit C is a list of all contracts or agreements to which Seller is a party for the providing of services to the Project and the leasing of equipment for the Project (which contracts and agreements, together with the contracts and agreements entered into with respect to the Project after the date hereof pursuant to Section 5 below, are herein referred to collectively as the "Contracts"). Seller has made true, correct and complete copies of the Contracts available to Purchaser on the due diligence website created for this transaction. Except as set forth on such Exhibit, to Seller's actual knowledge, all of the Contracts are in full force and effect and free from default.

E.	Tenant Leases.

Attached hereto as Exhibit D-1 is a list of all leases and any other licenses and occupancy agreements pursuant to which any person occupies, or has the right to occupy, space in the Project (which leases, agreements and other documents, and all amendments, modifications and supplements thereto, together with the lease documents entered into with respect to the Project after the date hereof pursuant to Section 5 below, are herein referred to collectively as the "Tenant Leases"). Exhibit D-1 also includes a correct (i) list of all security deposits currently being held by Seller in connection with the Tenant Leases, (ii) commencement date and expiration date for each Tenant Lease, (iii) [intentionally omitted], and (iv) list of any outstanding (current or future) free rent periods or rent abatements set forth in each Tenant Lease. Seller has made true, correct and complete copies of the Tenant Leases, together with all correspondence relating to the exercise or non-exercise of any rights of first offer to lease, rights of first refusal to lease or similar options, available to Purchaser on the due diligence website created for this transaction. Except for the Tenant Leases, Seller has not entered into any other leases or other occupancy agreements affecting the Project and, to Seller’s knowledge, except for the Tenant Leases, no other third party has entered into any other leases or other occupancy agreements affecting the Project. Except as set forth in the Tenants Leases, Seller has not granted any party any option to purchase the Project, rights of first refusal to purchase the Project or any licenses or other similar agreement with respect to the Project. To Seller's actual knowledge, except as shown on Exhibit D-2 attached hereto, there are no defaults under any of the Tenant Leases and the Tenant Leases are in full force and effect. There are no brokerage commissions or fees due now or payable in the future in connection with the Tenant Leases, and all tenant improvement costs and work applicable to the current term and space covered by the Tenant Leases have been paid completed and paid in full, except as shown on Exhibit D-3 attached hereto. With respect to the Tenant Lease with STVT-AAI Education, Inc. (the “Ancora Lease”), the Delivery Date (as such terms is defined in the Ancora Lease) occurred on March 21, 2019.

F.	ERISA.

Seller is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

G.	OFAC

Seller is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on its Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto ("OFAC").

H.	Taxes and Special Assessments.

Seller has not submitted an application for the creation of any special taxing district affecting the Project, or annexation thereby, or inclusion therein. To Seller's knowledge, Seller has not received written notice that any governmental or quasi-governmental agency or authority intends to impose or increase any special or other assessment against the Project, or any part thereof, including assessments attributable to revaluations of the Project. There is no ongoing appeal with respect to taxes or special assessments on the Project for any year, and any consultants engaged to perform work with respect to appeals of taxes or special assessments on the Project have been paid in full.

I.	Employees.

There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Project whose employment will continue after the Closing Date. There is no bargaining unit or union contract relating to any employees of Seller.

J.	No Bankruptcy.

No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller's Knowledge, threatened) by or against Seller or any general partner or managing member of Seller.

K.	Existing Indebtedness.

Seller has not received notice of, and to Seller’s actual knowledge there does not exist, any default or event of default or event which with notice or the passage of time or both would constitute a default by Seller of any obligation under the Documents. Seller has delivered true, correct and complete copies of all Documents to Purchaser, which Documents constitute all loan documents and agreements governing or otherwise entered into in connection with the loans described in the Documents. The Prudential Insurance Company of America is the current lender under the Northgate Mortgage; Barings LLC is the current lender under the Pioneer Mortgage; and to Seller’s actual knowledge neither of the subject loans has been securitized. According to Seller’s most recent financial estimates and analyses:

(i) Northgate Property satisfies the Loan to Value Ratio and the Debt Service Coverage Ratio (as such terms are defined in the Northgate Mortgage) required under the Northgate Mortgage for Northgate Seller to assign the Northgate Mortgage and the loan evidenced thereby, and (ii) the Pioneer Property satisfies the Loan to Value Ratio and the Debt Service Coverage Ratio (as such terms are defined in the Pioneer Mortgage) required under the Pioneer Mortgage for Pioneer Seller to assign the Pioneer Mortgage and the loan evidenced thereby (it being acknowledged and agreed that each Lender shall use its own analysis to calculate such ratios). There are no escrows or reserves held by a Lender or any other party in connection with the loans described in the Documents. Exhibit K attached hereto includes a true and correct schedule, with respect to each of the Pioneer Mortgage and the Northgate Mortgage as of the Effective Date, of: (a) all Documents, (b) the principal loan amount outstanding, (c) the interest rate, and (d) the maturity date.

L.	Limitations on Representations and Warranties.

As used herein, the term "Seller's actual knowledge" means the conscious knowledge of Chris Harris, the asset manager, who has knowledge of all material matters that have a bearing on the representations made by Seller herein; and such person shall not have any personal liability or be obligated to perform any due diligence investigations in connection with making any representations or warranties herein. If Purchaser (i) has actual knowledge (defined as the actual knowledge of Mace McClatchy and/or Katie Pierson (as opposed to constructive or imputed knowledge), which individuals shall have no personal liability) whether through its review of the Property Information or otherwise, at Closing, (ii) receives any written information from Seller (pursuant to the notice requirements set forth in this Agreement) at least five (5) business days prior to Closing (or Purchaser obtains its own written information prior to the Closing, including, without limitation, in the Tenant Estoppel Certificates), or (iii) receives any written information in the Due Diligence Materials posted to the Box War Room at least five (5) business days prior to Closing which indicates that any of Seller's representations or warranties in this Agreement are not true as of the Closing and Purchaser elects nonetheless to proceed with the Closing, Purchaser shall be deemed to have waived any claim for breach of such representation or warranty (or any objection to or claim based on such documents or information that Mace McClatchy and/or Katie Pierson is actually aware of). In addition, Seller shall be relieved of any liability for the representations and warranties contained in Paragraph 3(E) with respect to any Tenant Lease to the extent Purchaser has received and approved an estoppel certificate covering the matters set forth in Paragraph 3(E) from the party who is the tenant under such Tenant Lease.

Except for the representations and warranties set forth in Subsections 3(A) and 3(B) above which shall survive the Closing indefinitely, all representations and warranties of Seller in this Agreement (as modified by the certificate delivered from Seller to Purchaser at Closing (described herein)) shall terminate 180 days after the Closing and Seller shall have no liability thereafter with respect to such representations and warranties except to the extent Purchaser has filed a lawsuit against Seller during such 180-day period for breach of any representation or warranty. Except with respect to any covenants, representations or warranties set forth herein (or set forth in any of the documents delivered at Closing hereunder) which are expressly to survive Closing hereunder, any and all covenants, representations and warranties contained in this Agreement shall merge in the deed and the other documents delivered at Closing and shall not survive Closing hereunder.

M.	Disclaimer.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS EXECUTED BY SELLER, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR PHYSICAL CONDITION OF THE PROJECT, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROJECT, (C) THE SUITABILITY OF THE PROJECT FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROJECT OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROJECT, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROJECT, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROJECT, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROJECT OF HAZARDOUS MATERIALS OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROJECT, AND PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, MEMBERS, PARTNERS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, MEMBERS, PARTNERS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF THE SAME . THE FOREGOING RELEASE SHALL NOT EXTEND TO, AND SHALL EXPRESSLY EXCLUDE, CLAIMS ARISING FROM (I) SELLER'S BREACH OF THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS (INCLUDING INDEMNITY OBLIGATIONS) UNDER THIS AGREEMENT AND SELLER'S CLOSING DOCUMENTS WHICH EXPRESSLY SURVIVE THE CLOSING AND (II) CLAIMS BASED ON FRAUD OR INTENTIONAL MISREPRESENTATION. THE FOREGOING RELEASE SHALL ALSO IN NO EVENT BE DEEMED TO ESTABLISH ANY OBLIGATION OR IMPLIED OBLIGATION FOR PURCHASER TO INDEMNIFY SELLER WITH RESPECT TO THE AFOREMENTIONED RELEASED MATTERS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, UPON THE CLOSING, PURCHASER HEREBY WAIVES ANY RIGHT TO MAKE ANY CLAIM BASED ON ANY OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO MAKE ANY CLAIM AGAINST SELLER BASED ON THE VIOLATION OF ANY ENVIRONMENTAL LAWS. ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROJECT OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH

REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROJECT, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROJECT AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND AGREES TO ACCEPT THE PROJECT AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROJECT OR TO ANY HAZARDOUS MATERIALS ON THE PROJECT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROJECT WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROJECT, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENT EXECUTED BY SELLER, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROJECT AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROJECT IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SUBSECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

A.    Due Organization.

Purchaser and its permitted assignee(s) are limited liability companies organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser’s permitted assignee(s) shall be authorized to do business in the state where the Project is located. Subject to the provisions in Section 4B below, Purchaser has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.

B.    Power.

This Agreement and all other agreements, instruments and documents required to be executed or delivered by Purchaser pursuant hereto have been or (if and when executed) will be duly executed and delivered by Purchaser, and are or will be legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms. Except as provided below, no consents and permissions are required to be obtained by Purchaser for the execution and performance of this Agreement and the other documents to be executed by Purchaser hereunder (other than the Lenders’ Approvals). Notwithstanding anything to the contrary set forth above, Purchaser will require approval of its board of directors in order to consummate the acquisition of the Project; provided, however, if Purchaser does not notify Seller of its election to terminate this Agreement prior to expiration of the Due Diligence Period pursuant to the terms of Section 6(B)(i) hereof, Purchaser shall be deemed to have obtained such approval and no further consents or permissions shall be required to be obtained by Purchaser for the execution and performance of this Agreement and the other documents to be executed by Purchaser hereunder (other than the Lenders’ Approvals). The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Purchaser is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Purchaser.

C.    No Proceedings.

Purchaser has not received any written notice that there is currently pending any proceedings, legal, equitable or otherwise, against Purchaser which would affect its ability to perform its obligations hereunder.

D.    ERISA.

Purchaser is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

E.    OFAC

Purchaser is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the OFAC.

F.    Limitations on Representations and Warranties.

As used herein, the term "Purchaser's actual knowledge" means the conscious knowledge of Mace McClatchy, and such person shall not have any personal liability or be obligated to perform any due diligence investigations in connection with making any representations or warranties herein. All representations and warranties of Purchaser in this Agreement shall survive the Closing indefinitely.

G.    CIF Form.
Simultaneously with execution hereof, Purchaser has executed and delivered a completed counterparty identification form, in the form attached hereto as Exhibit E (the “CIF”) that is true, correct, and complete.

SECTION 5. OPERATION OF THE PROJECT PRIOR TO CLOSING.

Seller agrees to do all of the following, from and after the date hereof and prior to the Closing:

A.    Operate and maintain the Project in the same manner as it is currently being operated and shall, subject to damage, destruction or loss to the Project in which event Purchaser shall have the rights set forth in Section 7(C) below, cause the Project to be, on the Closing Date, in the same condition as exists as of the date of this Agreement (normal wear and tear excepted).

B.     Maintain, or cause to be maintained, all existing insurance carried by Seller on the Improvements.

C.    Without the prior written consent of Purchaser (except in the case of emergencies and except for tenant improvements required or permitted under the Tenant Leases), not make, or obligate itself to make, any material alterations or modifications to the Project.

D.    After the date which is two (2) business days prior to the expiration of the Due Diligence Deadline, not enter into any new agreements affecting the Project which would survive the Closing, including any leases or contracts, and not make any modifications or amendments to any agreements affecting the Project which would survive the Closing, without the prior written consent of Purchaser (which consent Purchaser may withhold in its sole discretion); provided, however, that (i) Seller shall not be obligated to obtain Purchaser's consent for any agreements or modifications which can be terminated on not more than 30 days' notice without the payment of any premium or penalty and (ii) Purchaser’s consent may not be unreasonably withheld, condition or delayed in connection with an amendment to the Ancora Lease solely for the purpose of acknowledging and effectuating transfer of the FF&E identified in the Ancora Lease from Seller to Ancora. Seller shall give Purchaser written notice of such agreements (if any) which Seller shall be entering into and Purchaser shall have five (5) business days after such notice from Seller to approve or disapprove such new lease or other document. In the event that Purchaser fails to respond within five (5) business days after a second notice from Seller requesting approval of a new lease or any other document, then Purchaser's approval shall be deemed granted.

E.    On or prior to Closing, terminate all property management agreements. The parties hereby agree and acknowledge that Purchaser shall assume all of the Contracts.

F.    Estoppel Letters.    Seller shall request in writing from each Tenant (and any guarantor of a Tenant’s obligations under a Tenant Lease, provided that an estoppel certificate not signed by said guarantor shall still satisfy the terms of this Section) at the Project an estoppel letter addressed to Purchaser substantially in the form attached hereto as Exhibit J, or if such Tenant is unwilling to execute such form, then the form attached to such Tenant’s Lease (or if no form exists, then an estoppel letter based on the requirements of such Tenant’s Lease) (an “Estoppel Certificate”); provided, however, notwithstanding the foregoing, Seller shall initially request from each Tenant an estoppel letter in the form attached hereto as Exhibit J. Seller shall use commercially reasonable efforts to obtain and deliver each of the Estoppel Certificates to Purchaser on or before 3 business days prior to Closing. Each Estoppel Certificate shall be dated no earlier than 45 days prior to Closing. Prior to submitting each draft of the Estoppel Certificates to each Tenant, Seller will deliver the same to Purchaser for Purchaser’s reasonable approval as to factual matters contained therein. Seller shall deliver to Purchaser within three (3) business days after receipt copies of any such executed Estoppel Certificates actually obtained by Seller. After executed Estoppel Certificates are received by Purchaser, Purchaser shall promptly provide Seller, within three (3) business days after receipt, written notice of Purchaser’s disapproval of any Estoppel Certificate which (i) contains an adverse and non-de minimus disclosure inconsistent with the applicable Tenant Lease or (ii) reveals any default past applicable notice and grace period by Seller, as landlord, or Tenant under the applicable Tenant Lease. In the event Purchaser disapproves any Estoppel Certificate in accordance with the foregoing, Seller shall have the right to attempt to cure such adverse disclosure or default and submit an additional or amended Estoppel Certificate to Purchaser for Purchaser’s approval or disapproval in accordance with the foregoing. Any Estoppels which do not reveal (i) or (ii) in the immediately preceding sentence, or which may reveal (i) or (ii) but with respect to which the Purchaser fails to give notice of objection with the three (3) business day period after receipt thereof, shall be deemed satisfying the requirements hereof and referred to herein as the “Approved Estoppel Certificates”.

G.    Approval of Loan Assumptions. Promptly (but in all events within three (3) business days) after the Effective Date, Seller shall, with appropriate cooperation and assistance from the Purchaser with respect to information related to Purchaser required by the Lenders, make a formal application to each of the Lenders, as applicable with regard to each, for approval of an assignment and assumption of its respective Documents between Seller and Purchaser and for Purchaser (or its affiliate) purchasing and taking title to the Project, which approvals and assignment and assumption documents shall be in forms reasonably acceptable to Purchaser (collectively the “Lenders’ Approvals” and each, a “Lender’s Approval”). Purchaser has advised Seller that Purchaser and its affiliates do not meet the definition of “Qualified Real Estate Investor” as set forth in the Pioneer Mortgage as of the Effective Date; provided, however, that Purchaser represents and warrants to Seller that, based on Purchaser’s most recent financial estimates and analyses, Purchaser and its affiliates will meet such definition upon Closing. Seller shall notify Pioneer Lender (as defined in Section 6(A)(ix) hereof) of the foregoing in Seller’s application to Pioneer Lender for its Lender’s Approval and shall endeavor to obtain confirmation from Pioneer Lender as soon as possible that Purchaser and its affiliates satisfy (or Pioneer Lender waives) Pioneer Lender’s “Qualified Real Estate Investor” requirement in connection with the proposed loan assumption (and for the avoidance of doubt, Pioneer Lender’s election to disapprove Purchaser and its affiliates due to the failure to meet the “Qualified Real Estate Investor” definition prior to Closing will not be deemed to be a default by Purchaser hereunder). The Lenders’ Approvals must include a release and discharge of Seller from obligations related to the applicable Documents first arising or accruing after the Closing Date, other than liabilities under any environmental indemnity or other provisions of the Documents not customarily released by such Lender, and assumption of all such obligations by Purchaser first arising or accruing after the Closing Date. Without limiting the reasons for which Purchaser may reasonably determine the Lenders’ Approvals to be unsatisfactory, it is expressly agreed that each Lender’s Approval must include the applicable Lender’s agreement to: (i) issue a statement to Purchaser, which statement shall include (but may not be limited to) confirmation as to the outstanding principal balance and all accrued interest and other charges due under the Documents as of Closing, confirmation that there are no outstanding defaults under the Documents and such other information as is reasonably requested by Purchaser (including, without limitation, a statement of any amounts being held in escrow); (ii) amend the Documents to provide, or otherwise agree in writing, that a prior default or failure to perform by Seller under the Documents that is discovered by the applicable Lender after the Closing will not constitute a default under the Documents; provided, that if a Lender does not so agree, in lieu of such Lender’s agreement Purchaser will accept an indemnification from a creditworthy affiliate of Seller reasonably acceptable to Purchaser and in form and substance reasonably acceptable to Purchaser, against all costs, losses or damages resulting or arising from or attributable to a default under the Documents by Seller prior to the Closing Date which is deemed a default by the applicable Lender following the Closing Date; (iii) include modifications to the Documents to reflect modifications to the permitted transfer language, in substantially the form of Purchaser’s customary permitted transfers language as set forth on Exhibit L attached hereto; and (iv) not require any other material modifications to the Documents that are not acceptable to Purchaser, in Purchaser’s reasonable discretion; provided that it will be deemed reasonable for Purchaser to disapprove proposed material modifications that would change the economic terms of, or increase the obligations or liability of Purchaser or its affiliates under, the Documents. Purchaser acknowledges and agrees that it may be required by the Lenders to provide, and likewise shall provide if required by the applicable Lender, (1) financial information from Purchaser or creditworthy parties affiliated with Purchaser, (2) a standard non-recourse carve-out guaranty reasonably acceptable to Purchaser from a creditworthy affiliate of Purchaser, and if required by the applicable Lender, such creditworthy affiliate of Purchaser shall also execute and deliver an environmental indemnification agreement in substantially the same form as that which the applicable Seller previously delivered in favor of such Lender, and (3) covenants and agreements to abide by and perform the duties and obligations of the “Borrower” under the Documents from and after the Closing Date. Seller and Purchaser shall use commercially reasonable efforts to obtain such approvals and confirmations (including drafts of any assumption or loan modification agreements) from the applicable Lenders in writing as soon as practicable after the Effective Date of this Agreement, which efforts shall include the submission of all statements, documents and other information required by the applicable Lenders (subject to the proviso in Section 2(A) regarding information to be provided). From and after the Effective Date to the Closing Date, Seller agrees to observe and comply with all of its obligations under the Documents, and Seller may not enter into or permit any amendments, modifications, restatements or supplements of the Documents without Purchaser’s prior written consent (to be given or withheld in Purchaser’s reasonable discretion; provided that following the expiration of the Due Diligence Period, Purchaser may give or withhold its consent in its sole discretion). For the avoidance of doubt, as used in this Agreement, “Lender’s Approval” and “Lenders’ Approval” means Lenders’ approvals of the assumptions of the loans evidenced by the Documents strictly in accordance with the terms of this Section 5(G) without any additional material conditions.

Seller covenants and agrees to cooperate with Lenders and Purchaser as may be required to ensure that the UCC financing statements and fixture filings initially filed by Lenders with respect to the Documents are terminated or assigned (to name Purchaser as “debtor”) of record promptly following the Closing. This covenant will survive the Closing indefinitely.

H.    At Seller’s sole cost, Seller shall stripe the requisite number of additional parking spaces at the Northgate Property such that the parking available at the Northgate Property is in compliance with applicable zoning ordinances (the “Parking Space Work”).

I.    Seller shall use commercially reasonable efforts (but at no material cost to Seller) to obtain the assignment attached hereto as Exhibit M, signed by Artemis HIP Regency, LLC and City of Garland, Texas, a Texas Home-rule municipality.

SECTION 6. REVIEW OF PROJECT.

A.    Due Diligence Materials. Within one (1) business day after the Effective Date, Seller shall deliver to Purchaser, or make available for review by Purchaser, copies of the following documents to the extent in the Seller's possession or reasonable control (collectively the “Due Diligence Materials”):

i.    Annual operating statements in the form periodically maintained by Seller for the prior two calendar years and for the current year to date.

ii.    The most recent rent roll statement in the form and with the information maintained by Seller from time to time.

iii.    All Tenant Leases (with any amendments thereto) of any portions of the Project which are in effect on the Effective Date.

iv.    Any survey of the Project prepared for Seller at the time of Seller's acquisition of the Project.

v.    The most recent bill(s) for real estate taxes and assessments.

vi.    All Contracts, including contracts or agreements for maintenance, janitorial services, trash removal, landscaping, snow removal, HVAC maintenance and other ongoing services provided to Seller in connection with the Project.

vii.    Any title policy insuring Seller and all endorsements thereto.

viii.    A list of any personal property owned by Seller and located at the Project, if any.

ix.    Any notes, mortgages, assignments and other documents relating to any loan which is secured by the Project, including the documents and instruments evidencing (i) the mortgage loan in the original principal amount of $38,000,000 from Barings LLC ( as assignee of Massachusetts Mutual Life Insurance Company, the “Pioneer Lender”), secured by Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated July 22, 2015 recorded against the Pioneer Property and other accompanying loan documents (collectively the “Pioneer Mortgage”) and (ii) the mortgage loan in the original principal amount of $11,250,000 from The Prudential Insurance Company of America (together with Pioneer Lender, the “Lenders” and each, a “Lender”), secured by Deed to Trust, Security Agreement and Financing Statement dated December 1, 2017 recorded against the Northgate Property and other accompanying loan documents (collectively the “Northgate Mortgage” and together with the Pioneer Mortgage, the “Documents”).

x.    All those certain documents listed on Exhibit A of the Letter of Intent dated March 5, 2019, from Black Creek Industrial Acquisitions LLC to LaSalle Investment Management, Inc., except for the engineering/property condition reports and current budget and variance report listed thereon.
Purchaser acknowledges and agrees that Purchaser shall be responsible for verifying through Purchaser's own due diligence the accuracy and completeness of all documents and information, including the foregoing Due Diligence Materials, provided by Seller to Purchaser, and any reliance by Purchaser on such documents and information shall be at Purchaser's own risk and expense, except as expressly set forth herein. In addition, Purchaser expressly acknowledges and agrees that Seller shall not be obligated to furnish, nor shall Purchaser be entitled to review or have access to, any confidential, proprietary or privileged documents or information connected with the Project, including but not limited to opinions, appraisals, audits, internal memoranda or internal work product, which are in the possession or control of Seller. Purchaser agrees that in connection with its purchase of the Project, Purchaser may review the Due Diligence Materials, as well as title to the Project, the physical condition of the Project, all zoning, land use, building, environmental and other statutes, rules or regulations applicable to the Project, and any other matters relevant to acquisition, ownership and operation of the Project (collectively the "Property Information"), all subject to Section 6(B) and 6(D) hereof. Seller shall promptly provide to Purchaser any updated Due Diligence Materials in the event Seller receives the same prior to Closing. LIKEWISE, SELLER HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION OF, AND, EXCEPT AS EXPRESSLY SET FORTH HEREIN, MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF, ANY MATERIALS OR INFORMATION, INCLUDING BUT NOT LIMITED TO THE DUE DILIGENCE MATERIALS AND ANY OTHER MATERIALS RELATING TO THE PROPERTY INFORMATION, DELIVERED OR MADE AVAILABLE BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREIN.
B.    Due Diligence Period.
i.    Purchaser shall have a period (the “Due Diligence Period”), commencing upon the Effective Date and extending through and expiring at 5:00 p.m. (Mountain Time) on May 17, 2019 (the "Due Diligence Deadline"), in which to review all aspects of the Project, and to determine in its sole and absolute discretion if the Project is satisfactory. If Purchaser shall conclude that the Project is not satisfactory, then Purchaser shall have the right to terminate this Agreement upon written notice to Seller delivered prior to the expiration of the Due Diligence Period, in which event the Earnest Money shall be promptly returned to Purchaser, Purchaser shall pay any cancellation fees or charges of the Escrow Agent and the parties shall have no further obligations or liability hereunder (except as may be expressly provided herein upon termination). In the event Purchaser does not so notify Seller of its election to terminate this Agreement prior to expiration of the Due Diligence Period, Purchaser shall be deemed to have automatically waived its right to terminate this Agreement pursuant to this Section 6(B)(i), and the parties shall proceed to closing in accordance with the terms set forth herein.
ii.    If during the Due Diligence Period any representations and warranties made by Seller and contained in Section 3 hereof are, or have become, not true and correct in any material respect (for reasons other than breach or fault of, and beyond the control of, Seller), Seller shall promptly notify Purchaser in writing, and Seller shall not be in breach of this Agreement with respect thereto, and Purchaser’s sole and exclusive remedy (Purchaser hereby waiving all other remedies it may have, whether at law, in equity or otherwise) with respect thereto shall be (i) to waive same and consummate the transaction contemplated in this Agreement, or (ii) to terminate this Agreement by furnishing written notice thereof to the Seller on or prior to the last day of the Due Diligence Period, in which event this Agreement shall terminate, neither party shall have any further rights or obligations under this Agreement (except for those provisions which expressly survive termination of the Agreement), and the Earnest Money shall be returned to the Purchaser in the manner described in and in accordance with this Section 6(B).

C.    Right of Entry. During the Due Diligence Period, Purchaser and its agents shall have the right to enter the Project during normal business hours for the purpose of examining the environmental, structural and other physical conditions of the Project. Such right of entry shall be governed by the following provisions:
i.    In exercising such right of entry, the Purchaser agrees to use commercially reasonable efforts not to interfere with the operation of the Project or the rights of Tenants therein. Purchaser shall provide to Seller written notice (which may be provided electronically) of the intention of Purchaser and/or its agents to enter the Project at least twenty-four (24) hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made. Furthermore, Purchaser shall not take any core samples, install any monitoring wells or undertake any other invasive tests or studies without the Seller's prior written consent (which may be withheld by Seller in its sole discretion). In all events, Purchaser shall repair and restore the Project to substantially the same condition existing at the time of such entry, if any physical damage is caused by the exercise of such rights; provided, however, that Purchaser shall have no obligation to repair any damage to the extent caused by Seller’s negligence or misconduct, to remediate, contain, abate or control any hazardous materials not placed on the Project by Purchaser or its agents (except to the extent exacerbated by Purchaser or its agents), or to repair or restore any latent condition discovered by Purchaser or its agents (except to the extent exacerbated by Purchaser or its agents).
ii.    Purchaser shall not contact or communicate with any Tenants at the Project without prior consent of Seller and without affording Seller an opportunity to review written communications in advance or accompany Purchaser on visits to Tenants (as the case may be). In addition, except for a customary and reasonable Phase I environmental audit, code compliance review of the Project and routine diligence and document requests, Purchaser shall not, without Seller’s prior written consent thereto, contact any governmental authority or any official, employee, agent or representative thereof regarding any matter with respect to the Project, including, without limitation, any hazardous materials on or the environmental condition of the Project or regarding the Project’s compliance or noncompliance with laws.
iii.    Prior to entering onto the Project, Purchaser, as well as any consultants or other third parties performing tests and studies of the Project, shall deliver to Seller certificates evidencing (1) commercial general liability insurance coverage against injury (including death) and property damage with a limit of not less than $2,000,000 and naming Seller, and any additional parties as may be designated by Seller, as additional insured(s), (2) worker's compensation insurance coverage with limits of not less than that required by law, (3) employer's liability insurance coverage against accident and disease with a limit of not less than $1,000,000 for each employee, and (4) contractual liability insurance. In addition, prior to allowing any consultant or other third party performing audits or other inspections of the environmental aspects of the Project, Purchaser shall deliver to Seller certificates evidencing that Purchaser and such party are covered by environmental liability insurance with a limit of not less than $1,000,000.
iv.    Purchaser hereby indemnifies and holds harmless Seller from and against any and all liability, losses and damages, suits, claims, actions or other proceedings (including reasonable attorneys' fees), and costs and expenses (including the costs of restoration, remediation and other similar activities) (collectively, “Losses”) to the extent caused by the physical investigations and entry at the Project by Purchaser or any of its employees, agents, contractors or consultants, but expressly excluding Losses to the extent arising out of latent defects, the existence of hazardous materials not placed on the

Project by Purchaser or its consultants, the negligence or misconduct of Seller, or any diminution in value in the Project arising from, or related to, matters discovered by Purchaser pre-existing during its investigation of the Project (except to the extent such latent defects, hazardous materials or pre-existing matters are exacerbated by Purchaser or its agents). The foregoing indemnity shall survive any termination of or closing under this Agreement.
v.    Purchaser agrees that if the transaction contemplated by this Agreement does not occur due to termination prior to the Closing or for any other reason other than a default by Seller, Purchaser shall deliver to Seller copies of the most recent version of any engineering, environmental and other studies, reports and inspections prepared by third parties in connection with the Project (the “Third Party Reports”) within five (5) days after (i) written request from Seller and (ii) receipt of one-half (1/2) of Purchaser’s out-of-pocket costs incurred in connection with the Third Party Reports; provided, (x) all of the Third Party Reports shall be furnished to Seller “AS IS” with no warranties or representations of any kind whatsoever from Purchaser, and (y) in no event shall Purchaser be required to provide to Seller any materials or documentation, the delivery of which would jeopardize their privileged status as attorney work product or attorney-client privileged communications.
vi.    Purchaser shall promptly return to Seller or destroy all copies, including any electronic copies, Purchaser has made of any Due Diligence Materials containing any confidential information before or after the execution of this Agreement, not later than ten (10) business days following the date this Agreement is terminated for any reason, and provide Seller with a notice of the completion of such destruction, provided, however, Purchaser will be entitled to retain one copy of the Due Diligence Materials for compliance purposes or for purposes of defending or maintaining litigation or threatened litigation.

PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND REGARDING THE PHYSICAL (INCLUDING ENVIRONMENTAL AND STRUCTURAL) CONDITION OF THE PROJECT, EXCEPT AS MAY BE EXPRESSLY STATED HEREIN (IF AT ALL), AND PURCHASER SHALL RELY ENTIRELY ON PURCHASER'S OWN EXAMINATIONS AND INSPECTIONS OF THE PROJECT IN DETERMINING WHETHER TO PURCHASE THE PROJECT.
D.    Legal Review Period.

i    In the event Purchaser fails to deliver a notice of termination pursuant to Section 6(B), Purchaser shall be deemed to have automatically waived any objection to the state of title to the Project as set forth in any title insurance commitment received by Purchaser prior to the expiration of the Due Diligence Period ("Title Commitment") with respect to the Project or to any matter shown on any Survey Purchaser has obtained prior to the expiration of the Due Diligence Period ("Survey") with respect to the Project.

ii.    In the event that, after expiration of the Due Diligence Period, any matters not shown on the initial Title Commitment or initial Survey arise with respect to the Project and are included on a modified version of the Title Commitment or Survey, the following provisions shall apply to such new matters shown on the modified versions of the Title Commitment or Survey, as the case may be:

On or before the date five (5) business days after Purchaser's receipt of the modified Survey or Purchaser's receipt of the modified Title Commitment, Purchaser shall notify Seller in writing of any matter which is indicated on the modified Survey or modified Title Commitment to which Purchaser reasonably objects. If Purchaser does so notify Seller of a matter reasonably objectionable to Purchaser within the prescribed time, Seller shall have five (5) business days in which to determine whether or not to cure the defect or other matter so objected to by Purchaser and to notify Purchaser of Seller's decision in this regard (and no response by Seller within such period shall be deemed an election not to cure); however, Seller shall not be required or obligated to expend any amount of money or take any other action to cure such defect or other matter. If Seller elects (or is deemed to have elected) not to cure the defect or other matter so objected to by Purchaser, Purchaser shall have the right, as its sole remedy on account thereof, to either (i) waive such defect or other matter and take title to the Project without any adjustment in the Purchase Price, or (ii) terminate this Agreement and receive a return of the Earnest Money (without prejudicing any of Purchaser’s rights in connection with a breach of a covenant or representation of Seller under this Agreement), provided that if Purchaser elects to terminate this Agreement, Purchaser must notify Seller of its election to terminate within five (5) business days after the Seller's notice (or by the Closing Date defined in Section 1(C) hereof, if earlier), failing which option (i) will be applicable. In the event that Purchaser fails to notify Seller in writing of a defect or other objectionable matter within the prescribed time as described above, or Purchaser fails to terminate the Agreement within the prescribed time upon Seller's election (or deemed election) not to cure, Purchaser shall be deemed to have automatically waived any objection to such matters.

iii.    In the event Seller commits in writing to cure any matters at set forth in this Section 6(D), Seller’s obligation to cause such cures shall be an additional Seller covenant and also a condition precedent to Purchaser’s obligations to close; provided that if Seller fails to cause such cures, despite Seller using commercially reasonable efforts to accomplish the same, Purchaser’s only remedy shall be to terminate this Agreement and receive a return of its Earnest Money.

iv.    In all events and notwithstanding anything to the contrary set forth herein, at Closing, (i) Seller will cause to be paid off (with proceeds up to the Seller's proceeds of sale) and released any mortgage or deed of trust encumbering title to the Project, except for the Documents, (ii) Seller will cause to be discharged and released any judgment liens against Seller and any mechanics liens as a result of any work done on the Project, and (iii) Seller will cause the discharge and removal of that certain Affidavit for Mechanic’s and Materialmen’s Lien filed by Christopher Hart against the Project, and such liens shall not be Permitted Exceptions (whether or not Purchaser expressly objects to such liens).

SECTION 7. CONDITIONS TO CLOSING.

A.    Conditions to Purchaser's Closing. In addition to the conditions expressly provided in other provisions of this Agreement, the satisfaction of each of the following conditions by the time of Closing hereunder shall be a condition to the Purchaser’s obligation to close hereunder:

(i)    The truth in all material respects of each representation and warranty of the respective Sellers set forth in Section 3 above.

(ii)    Seller shall have performed all of its obligations and not be in breach or default hereunder past applicable notice and grace period.

(iii)    Seller shall have obtained and delivered to Purchaser an Approved Estoppel Certificate dated within 45 days of Closing directly from (i) Cardone Industries, Inc. (“Cardone”), ADPI LLC, Briggs Equipment, PODS, Glidepath, Total Sweeteners and Arizona Partsmaster (collectively, the “Major Tenants”) and (ii) a sufficient number of other tenants such that the Approved Estoppel Certificates (inclusive of Approved Estoppel Certificates from Major Tenants) shall cover 75% of the leased rentable square feet of the Project (the “Estoppel Condition”).

Notwithstanding the foregoing or anything to the contrary contained herein, upon written notice to Purchaser given on or before the third business day immediately preceding the then-scheduled Closing Date, Seller shall have the one-time right, subject to approval of the Lenders, to adjourn the Closing in order to obtain an additional or amended Estoppel Certificate that does not otherwise satisfy the Estoppel Condition, by extending the Closing Date until the earlier of (i) the date that is thirty (30) days after the date the Closing Date would have occurred but for such extension and (ii) the date that is three (3) business days after satisfaction of the Estoppel Condition.

Purchaser specifically acknowledges and agrees that the inability of Seller to obtain Tenant Estoppel Certificates despite commercially reasonable efforts to obtain the same or the existence of adverse matters disclosed in Tenant Estoppel Certificates shall not give rise to any remedy of any kind against Seller (other than the termination right in accordance with and subject to the provisions of this Section 7).

(iv)    The Title Company shall have committed to issue to Purchaser a Form T-1 Owner’s Policy of Title Insurance, in the amount of the Purchase Price, insuring the title and interest of Purchaser in and to the Property and any easements or rights of way appurtenant thereto, with exception only for the Permitted Exceptions and standard exceptions that cannot be deleted or modified under Texas title insurance regulations (the “Title Policy”). Notwithstanding anything to the contrary set forth herein, in no event shall any standard pre-printed exceptions be deemed “Permitted Exceptions” for purposes of this Agreement (other than the standard survey exception and the rights of tenants, as tenants only, under the Tenant Leases).

(v)    Issuance of the Lenders’ Approvals.

(vi)    There shall not have occurred between the date hereof and the Closing Date, inclusive, destruction of or damage or loss to the Project (whether or not covered by insurance proceeds) from any cause whatsoever the cost of which to repair exceeds 2.5% of the Purchase Price or entitles any Tenant to terminate its Tenant Lease or results in an uninsured portion of the casualty equal to or greater than $750,000. Seller shall promptly notify Purchaser of such damage, and Purchaser shall have five (5) business days after receipt of such notice in which to elect to terminate this Agreement and receive a refund of the Earnest Money. If Purchaser does not elect to terminate this Agreement within such period or if the cost of repairing the damage to the Project is less than 2.5% of the Purchase Price, the parties shall proceed with the Closing in which case Seller shall assign to Purchaser any claims for proceeds from the insurance policies covering such destruction or damage (and give Purchaser a credit for the amount of any deductible thereof or any uninsured portion of the casualty up to an amount equal to $750,000), and Seller shall have no obligation to repair such damage. In the event the Agreement is not terminated, Seller shall not compromise, settle or adjust any claims without the prior written consent of Purchaser.

(vii)    There shall not have occurred at any time or times on or before the Closing Date any taking or threatened taking of the Project or any material part thereof by condemnation (or any condemnation that allows any tenant to terminate its Tenant Lease), eminent domain or similar proceedings. Notwithstanding the foregoing, Purchaser may elect to waive such condition in which case Seller shall assign to Purchaser at Closing all of Seller's right, title and interest in and to any proceeds resulting from any such proceeding. In the event the Agreement is not terminated, Seller shall not compromise, settle or adjust any claims without the prior written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed.

(viii)    No Major Tenant shall have terminated or given written notice exercising its right to terminate its Tenant Lease. No Major Tenant shall have filed for voluntary bankruptcy or be subject to an involuntary bankruptcy proceeding.

(ix)    There shall not have occurred any default or event of default by Seller of any obligation under any of the Documents which has not been cured, and none of the Documents shall have been amended, modified, restated or supplemented (unless Purchaser has given its prior written consent as described in Section 5(G)).

(x)    To Seller’s actual knowledge, Cardone shall not be in default of its lease as of Closing.

(xi)    Seller shall have completed the Parking Space Work, such that the parking available at the Northgate Property is in compliance with applicable zoning ordinances.

To the extent that any one or more of the foregoing conditions is not satisfied in full by the time of Closing, unless waived in writing by Purchaser, Purchaser may, as its sole remedy on account thereof, terminate this Agreement and receive a return of its Earnest Money, in which event the parties shall have no further liability hereunder (except as may be expressly provided herein to the contrary). In addition to (and notwithstanding) the foregoing, if the failure of a condition is due to a breach by Seller hereunder, Purchaser may pursue any of its remedies under Section 13.
B.    Conditions to Seller's Closing. In addition to the conditions expressly provided in other provisions of this Agreement, the satisfaction of each of the following conditions by the time of Closing hereunder shall be a condition to the Seller’s obligation to close hereunder:
(i)    Purchaser shall have performed all of its obligations and not be in breach or default hereunder past applicable notice and grace period.
(ii)    The truth in all material respects of each representation and warranty of the Purchaser set forth in Section 4 above.
(iii)    Issuance of the Lenders’ Approvals.
To the extent that any one or more of the foregoing conditions is not satisfied in full by the time of Closing, unless waived in writing by Seller, Seller may, as its sole remedy on account thereof,

terminate this Agreement, in which event Purchaser shall receive a return of its Earnest Money and the parties shall have no further liability hereunder (except as may be expressly provided herein to the contrary). In addition to (and notwithstanding) the foregoing, if the failure of a condition is due to a breach by Purchaser hereunder, Seller may pursue any of its remedies under Section 13.

SECTION 8. CLOSING.

A.    Time.

The Closing hereunder shall occur on the Closing Date at the offices of the Title Company.

B.    Actions.

At the Closing, Seller shall convey the Project to Purchaser; and Purchaser shall pay to Seller the Purchase Price, plus or minus prorations as set forth herein. The Closing shall occur through an escrow, the cost of which shall be shared equally between Purchaser and Seller. Seller shall convey, and Purchaser shall receive, full possession of the Project at Closing, subject only to (i) the Tenant Leases, (ii) Permitted Exceptions, (iii) real estate and personal property taxes not yet due and payable, and (iv) all federal, state and local laws, ordinances and regulations.

C.    Deliveries.

(1)    At the Closing, Purchaser shall receive each of the following for each of the Pioneer Property, Northgate Property and Pioneer Parking Property, in form and substance reasonably satisfactory to Purchaser (it being agreed by Purchaser that the documents attached hereto as exhibits are satisfactory in form to Purchaser), all of which shall have been deposited by Seller in escrow with the Title Company at least one (1) business day prior to the Closing Date:

(a) a special warranty deed in the form attached hereto as Exhibit F-1 (for the Pioneer Property), Exhibit F-2 (for the Northgate Property) and Exhibit F-3 (for the Pioneer Parking Property), each executed by Seller (collectively, the "Deed");

(b) a bill of sale and assignment for the Personal Property in the form of Exhibit G, executed by Seller (which bill of sale shall not include the FF&E identified in the Ancora Lease);

(c) an assignment of the Contracts, in the form of Exhibit H attached hereto (the "Assignment of Contracts "), executed by Seller, assigning to Purchaser all of the Contracts;

(d) an assignment of the Tenant Leases, in the form of Exhibit I hereto (the "Assignment of Tenant Leases"), executed by Seller;

(e) notices to each of the tenants under the Tenant Leases, notifying them of the sale of the Project and directing them to pay all future rent as Purchaser may direct;

(f) a closing statement setting forth all prorations and credits required hereunder;

(g) an affidavit from Seller that it is not a "foreign person" or subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended;

(h) the original of all Tenant Leases, Contracts, licenses and permits, plans and specifications, operating manuals and guaranties and warranties with respect to the Project to the extent they are in the possession of Seller or its agents, provided, however, Seller shall have access to such items after Closing to the extent reasonably necessary for Seller to resolve any legal matters with respect to the Project relating to the period prior to the Closing;

(i) all keys and combinations to locks located at the Project;

(j) a termination of the existing management agreement for the Project;

(k) such evidence as Purchaser or the Title Company may reasonably require as to the due authorization, execution and delivery by Seller of this Agreement and the documents required to be executed by Seller hereunder;

(l) a certificate executed by Seller reaffirming that Seller's representations and warranties set forth in Section 3 hereof are true and correct in all material respects as of the Closing except as may be set forth in such certificate, provided such certificate shall be subject to the qualifications and limitations on Seller's liabilities set forth in this Agreement;

(m)    a bill of sale and assignment from Seller to Ancora of the FF&E identified in the Ancora Lease, consistent with the terms of such lease and acknowledged by Ancora;

(n) any transfer tax declarations required to be signed by Seller under applicable law in connection with the Deed; and

(o)    any documents required to be signed by Seller in connection with the Lenders’ Approvals.

(p)    an owner’s affidavit, completed and executed by Seller, sufficient for the Title Company to remove the standard pre-printed exceptions from the Title Policy (other than the standard survey exception and the rights of tenants, as tenants only, under the Tenant Leases).

(2)    At the Closing, Seller shall have received each of the following for each of the Pioneer Property, Northgate Property and Pioneer Parking Property, in form and substance reasonably satisfactory to Seller (it being agreed by Seller that the documents attached hereto as exhibits are satisfactory in form to Seller), all of which shall have been deposited by Purchaser in escrow with the Title Company at least one (1) business day prior to the Closing Date (or such later time as is designated below):

(a) payment of the Purchase Price, plus or minus prorations;

(b) copies of the Assignment of Contracts and the Assignment of Tenant Leases, executed by Purchaser;

(c) such evidence as Seller or the Title Company may reasonably require as to the due authorization, execution and delivery by Purchaser of this Agreement and the documents required to be executed by Purchaser hereunder;

(d) a certificate executed by Purchaser reaffirming that Purchaser's representations and warranties set forth in Section 4 hereof are true and correct in all material respects as of the Closing except as may be set forth in such certificate, provided such certificate shall be subject to the qualifications and limitations on Purchaser's liabilities set forth in this Agreement;

(e) any transfer tax declarations required to be signed by Purchaser under applicable law in connection with the Deed; and

(f)    any documents required to be signed by Purchaser in connection with the Lenders’ Approvals.

D.    Prorations.

The Purchase Price for the Project shall be subject to prorations and credits as follows to be determined as of 12:01 A.M. on the Closing Date, the Closing Date being a day of income and expense to Purchaser, with all prorations being based on the actual number of days in the year; provided, however, if Seller's bank does not receive the Purchase Price by 1:00 p.m. its time on the Closing Date, the prorations shall be determined as of 12:01 a.m. on the first business day following the Closing Date:

1.    Purchaser shall receive a credit at Closing for all rents, including estimated payments for operating expenses and real estate taxes, collected by Seller prior to the Closing and allocable to the period after Closing but not for any rent which has not been collected by Seller. No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from tenants until said sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Purchaser shall use reasonable efforts after Closing to collect any rent under the Tenant Leases which has accrued as of the Closing; provided, however, Purchaser shall not be obligated to sue any tenants or exercise any legal remedies under the Tenant Leases or otherwise pursue such amounts other than the ordinary course of business. Any portion of any rents collected subsequent to the Closing Date and properly allocable to periods prior to the Closing Date shall be paid, promptly after receipt, to the Seller, but subject to all of the provisions of this Section; and any portion thereof properly allocable to periods on or subsequent to the Closing Date shall be paid to Purchaser. All payments collected from tenants after Closing by either Seller or Purchaser shall be applied to the rent designated by the tenant making such payment. If such tenant does not designate the rent to which such payment shall be applied, such payments shall first be applied to the month in which the Closing occurs, then to any rent due to Purchaser for the period after Closing and finally to any rent due to Seller for the period prior to Closing; provided, however, notwithstanding the foregoing, if Seller collects any payments from tenants after Closing through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing. Any cash security deposits held by Seller at Closing shall be credited to Purchaser on the Closing Date, and any non-cash security deposits held by Seller at Closing, including letters of credit, shall be transferred to Purchaser at Closing. In furtherance of the foregoing, upon the Closing Date, Seller shall have obtained, prepared and executed a bank transfer application to transfer any letters of credit issued pursuant to a Tenant Lease to Purchaser, which application shall be delivered by Seller to the bank within one (1) business day following the Closing Date. Thereafter, the parties shall work together in good faith to cause the bank to issue the transferred letter of credit to Purchaser as soon as feasible. Such obligations shall survive the Closing Date. During the term of this Agreement, Seller shall not apply any security deposits without the prior written consent of Purchaser.

2.    The adjustment rent or escalation payments payable under the Tenant Leases for taxes and operating expenses shall be reprorated after their final determination based on Seller's and Purchaser's respective share of such taxes and operating expenses. Prior to Closing, and as a condition to Purchaser’s obligation to proceed to Closing, Seller shall make a final calculation of the real estate taxes and operating expenses for the Project for 2018, pay any amounts due to any Tenant (or, alternatively, provide a credit to Purchaser at Closing for such amounts), and provide reasonable evidence thereof to Purchaser. Within sixty (60) days following the Closing, Seller shall deliver Purchaser all back-up invoices for costs incurred by Seller as operating expenses in calendar year 2019, so as to allow Purchaser to perform a year end reconciliation as required under the Tenant Leases. As soon as reasonably possible after the end of the year in which the Closing occurs, Purchaser shall make a final calculation of the real estate taxes and operating expenses for the Project for such year as well as the adjustment rent or escalation payments payable under the Tenant Leases in connection therewith. Purchaser shall also calculate Purchaser’s and Seller’s share thereof as set forth in the preceding sentence which calculation shall be submitted to Seller for its reasonable approval but only as to the portion affecting Seller. Seller shall provide its approval or disapproval of such calculation within ten (10) days after receiving the calculation; and, if Seller does not notify Purchaser of its approval or disapproval within such ten (10) day period, Seller shall be deemed to have approved such calculation. If Seller has collected more in estimated payments from the tenants for operating expenses and taxes than it is entitled to retain after the final reconciliations are completed, Seller shall pay such excess to Purchaser for refund to the tenants; and, if Seller has collected less in estimated payments than it is entitled to receive after the final reconciliations are completed, Purchaser shall bill the tenants for such amount and shall remit such amounts to Seller upon receipt. Such obligations shall survive the Closing Date.

3.    Except to the extent they are directly paid by the tenants, real estate and personal property taxes due and payable with respect to the Project in the year in which the Closing occurs (regardless of when such taxes are assessed or accrue), shall be prorated based on the portion of the applicable tax year which has elapsed prior to the Closing Date. If the amount of any such taxes has not been determined as of Closing, such credit shall be based on the most recent ascertainable taxes and shall be reprorated upon issuance of the final tax bill. If the taxes can be paid on a discounted basis, the proration shall be done on the basis of the discounted amount payable at the earlier of the Closing Date or the date on which such taxes were paid. Seller shall also give Purchaser a credit for any special assessments against the Project which are due and payable prior to Closing, and Purchaser shall be responsible for all special assessments due and payable on or after the Closing. Such obligations shall survive the Closing Date.

4.    If, after the Closing, Purchaser or Seller receives (in the form of a refund, credit, or otherwise) any amounts as a result of a real property tax contest, appeal, or protest (a "Protest"), such amounts will be applied as follows: first, to reimburse Purchaser or Seller, as applicable, for all costs incurred in connection with the Protest; second, to Purchaser for payment of refunds payable to past, present, or future tenants of the Project, in accordance with the terms of any Tenant Leases; and third, to Seller to the extent that such Protest covers the period prior to the Closing Date and to Purchaser to the extent that such Protest covers the period from and after the Closing Date. Seller will not initiate any new Protest without the prior reasonable approval of Purchaser, and Seller will not unreasonably refuse to initiate a Protest prior to the Closing Date if Purchaser so requests in writing. Such obligations shall survive the Closing Date.

5.    Utilities and fuel payable by the owner of the Project, including, without limitation, steam, water, electricity, gas and oil, which are not directly paid by tenants, shall be prorated as of the Closing. Seller shall use reasonable efforts to cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days prior to the Closing Date; and such adjustment shall be reprorated when the next utility bills are received. Purchaser shall give Seller a credit at Closing for all deposits with utility companies serving the Project in which case Seller shall assign its rights to such deposits to Purchaser at the Closing; or, at Seller's option, Seller shall be entitled to receive a refund of such deposits from the utility companies, and Purchaser shall post its own deposits.

6.    Charges payable by the owner of the Project under the Contracts pursuant to this Agreement shall be prorated on an accrual basis.

    At least three (3) days prior to Closing, Seller shall deliver to Purchaser a draft closing statement setting forth the prorations required hereunder. Within sixty (60) days after the Closing Date, Purchaser and Seller shall agree on a revised closing statement to the extent additional information is received after Closing with respect to the prorations described above; and within one hundred twenty (120) days after the end of the year in which the Closing has occurred, Purchaser and Seller shall agree on final prorations provided, however, Seller shall in any event be entitled to recover its share of any tax refunds or percentage rents as set forth herein paid after such final prorations. The party owing money to the other party based on any revisions to the prorations shall make such payment within ten (10) business days after agreement on such revisions, except as may be otherwise provided herein with respect to Operating Expenses.

E.    Closing Costs.

Purchaser shall pay (1) the cost of any endorsements to the Title Policy, (2) the cost of the Survey requested by Purchaser, (3) one-half of any escrow or closing charge by the Title Company, (4) any recording fees payable in connection with the recording of the deed hereunder, and (5) its own due diligence and legal expenses. Seller shall pay (1) any transfer taxes payable in connection with the recording of the deed hereunder, (2) the premium for the ALTA coverage in the Title Policy, (3) one-

half of any escrow or closing charge by the Title Company, (4) its own legal expenses and (5) the costs contemplated under the Pioneer Mortgage and Northgate Mortgage to effectuate the assignment of the same to Purchaser (including, without limitation, assumption application fees, appraisal fees, loan transfer fees, costs and fees of the Lenders’ counsels and other consultants, and loan policy endorsement expenses).

F.	Leasing Expenses.

After Closing, Purchaser shall be responsible for, and shall indemnify and hold Seller harmless against, any brokerage commissions, tenant improvement expenses and other leasing costs (including free rent periods and rent abatements) in connection with any new leases or new amendments executed after April 1, 2019 or in connection with options exercised after April 1, 2019. In addition, Purchaser shall give Seller a credit at Closing for any such expenses or costs which are paid by Seller prior to Closing in connection with any new leases or amendments thereto executed, or options under Tenant Leases exercised, after April 1, 2019.

On or before Closing, Seller will either pay or give Purchaser a credit for (i) any unpaid commissions for any Tenant Leases or new lease amendments (including without limitation all unpaid commissions in connection with the Ancora Lease) executed prior to April 1, 2019, (ii) any unpaid tenant improvement expenses and other leasing costs (including free rent periods and rent abatements) for any Tenant Leases or new lease amendments (including without limitation, all unpaid tenant improvement expenses and free rent periods in connection with the Ancora Lease and the lease with Elliott Electric (i.e., $27,163.14 in rental abatement)) executed prior to April 1, 2019 (and Purchaser shall be responsible for paying such portions after Closing).

SECTION 9. WAIVER; SEVERABILITY.

Each party hereto may, at any time or times, at its election, waive any of the conditions to its obligations hereunder by a written waiver expressly detailing the extent of such waiver (and no other waiver or alleged waiver by such party shall be effective for any purpose). No such waiver shall reduce the rights or remedies of such party by reason of any breach by the other party or parties of any of its or their obligations hereunder. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

SECTION 10. BROKERS.

Each party represents and warrants to the other that it has not engaged or dealt with any brokers or finders in connection with the transactions set forth herein except for the Broker, and each party shall indemnify and hold the other party harmless from any claim, liability, loss or damage resulting from the indemnifying party's breach of the foregoing representation and warranty or from any party claiming a brokerage commission is due through such party's acts. Seller shall be obligated to pay any commissions or fees due the Broker.

SECTION 11. SURVIVAL; FURTHER INSTRUMENTS.

Except as expressly set forth herein, none of the terms and provisions herein shall survive the Closing, and neither party shall be entitled to bring any cause of action against the other party with respect thereto after Closing. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement and as are consistent with this Agreement.

SECTION 12. NO THIRD PARTY BENEFITS.

This Agreement is made for the sole benefit of Purchaser and Seller and their respective successors and assigns (subject to the limitation on assignment set forth below), and no other person or persons shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement. Whether or not either party hereto elects to employ any or all of the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party's actions or omissions pursuant hereto or otherwise in connection with this Agreement or the transactions contemplated hereby.

SECTION 13. REMEDIES.

A.    Notice and Opportunity to Cure. Notwithstanding anything to the contrary herein, in the event that either Seller or Purchaser is in breach or default of this Agreement during the period up to (and including) Closing hereunder, the other party shall, prior to exercising any remedies provided herein on account of such breach or default, deliver written notice to the breaching or defaulting party, and such breaching or defaulting party shall have a period of five (5) days in which to cure such breach or default (provided that the closing hereunder shall not be subject to any extension to accommodate such 5-day grace period), failing which the party not in breach or default shall have and may exercise all rights and remedies provided herein.

B.    Purchaser Defaults. If Purchaser defaults in its obligation to close escrow as provided in this Agreement, Seller's sole remedy shall be to recover the Earnest Money as liquidated damages; provided, however, the Earnest Money shall not be deemed liquidated damages or a limit to Purchaser’s indemnification obligations under Section 6 hereof. The parties agree that Seller's damages in the event of a failure by Purchaser to close escrow will be difficult to determine and that the Earnest Money is a fair estimate of those damages. THE AMOUNT PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES PURSUANT TO THE FOREGOING PROVISIONS SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY IF PURCHASER FAILS TO CLOSE THE PURCHASE OF THE PROJECT. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A FAILURE BY PURCHASER TO CLOSE ESCROW WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE EARNEST MONEY PLUS ANY INTEREST ACCRUED THEREON REPRESENTS THE PARTIES' REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 13, SELLER AND PURCHASER AGREE

THAT THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHOULD NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY PURCHASER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 6 HEREOF.

C.	Seller Defaults.

If Seller shall default hereunder prior to Closing, Purchaser shall be entitled as its sole remedies to either (i) terminate this Agreement and obtain a refund of all of the Earnest Money and reimbursement of its actual out-of-pocket costs incurred in connection with this Agreement in an amount not to exceed $200,000; or (ii) to sue for specific performance of this Agreement; and Purchaser waives any other rights or remedies at law or equity. Seller shall have no liability after Closing for the breach of any representations, warranties or covenants set forth in this Agreement and any closing documents delivered pursuant hereto except to the extent the loss suffered by Purchaser as a result of such breach exceeds $50,000 in the aggregate, and in no event shall Seller's liability after Closing for a breach of Seller's representations, warranties and covenants under this Agreement and any closing documents delivered pursuant hereto as a result of such breach exceed 2% of the Purchase Price in the aggregate. The foregoing cap, however, shall in no event be applicable to Seller's obligations with respect to prorations or the payment of commissions applicable to this Agreement. For six (6) months following the Closing Date, Seller shall maintain access to funds so as to have the ability to satisfy any post-closing obligations that it may have hereunder.

SECTION 14. NOTICES.

All notices and other communications which either party is required or desires to send to the other shall be in writing and shall be sent by (i) e-mail or facsimile provided a copy thereof is also sent by one of the following means, (ii) hand delivery, (iii) registered or certified mail, postage prepaid, return receipt requested, or (iv) nationally-recognized overnight courier service. Notices and other communications shall be deemed to have been given on actual receipt. Notices shall be addressed as follows:

    (a)    To Seller:

c/o LaSalle Investment Management, Inc.
333 West Wacker Drive, 23rd Floor
Chicago, Illinois 60606
Attention: Mike Lewandowski
Telephone Number (312) 897-4009
E-Mail: mike.lewandowski@lasalle.com

with a copy to:

Venable LLP
600 Massachusetts Avenue, NW
Washington, D.C. 20001
Attn: Thomas E.D. Millspaugh, Esq.
Email: tmillspaugh@venable.com

(b)	To Purchaser:

c/o Black Creek Group
518 17th Street, 17th Floor
Denver, Colorado 80202
Attention: Thomas McGonagle
Email: tom.mcgonagle@blackcreekgroup.com

With a copy to:
Joshua J. Widoff
Managing Director, Chief Legal Officer
Black Creek Group
518 17th Street, 17th Floor
Denver, Colorado 80202
Email: josh.widoff@blackcreekgroup.com

With a copy to:
Bryan Cave Leighton Paisner LLP
Attn: Heather Boelens, Esq.
1700 Lincoln St, Suite 4100
Denver, CO 80203
Email: heather.boelens@bclplaw.com

or to such other person and/or address as shall be specified by either party in a notice given to the other pursuant to the provisions of this Section.

SECTION 15. ATTORNEYS' FEES.

In the event either party institutes legal proceedings to enforce its rights hereunder, in addition to the relief granted the substantially prevailing party in such litigation, arbitration or mediation shall be paid all reasonable expenses of the litigation by the losing party, including its reasonable attorneys' fees and expert witness fees.

SECTION 16. CONFIDENTIALITY.

Seller and Purchaser agree to keep this Agreement (including the Purchase Price and the names of the parties hereto) confidential and not disclose or make any public announcements with respect to the subject matter hereof without the consent of the other party. Notwithstanding the foregoing or anything to the contrary herein, either party may disclose this Agreement's terms and conditions and the existence of this Agreement (a) to its affiliates and its legal counsel and other agents and representatives, including prospective partners and lenders, and (b) as required by law, including without limitation, any disclosure required by the United States Securities and Exchange Commission. Neither Seller nor Purchaser shall issue any press release with respect to Purchaser's acquisition of the Project or the terms of this Agreement without the prior written consent of the other party, which consent may be withheld in such party's sole discretion.

SECTION 17. LIMITATION ON LIABILITY.

Any obligation or liability of either of the parties hereunder shall be enforceable only against, and payable only out of, the property of such party, and in no event shall any officer, director, shareholder, partner, beneficiary, agent, advisor or employee of either party be held to any personal liability whatsoever or be liable for any of the obligations of the parties hereunder.

SECTION 18.    WAIVER OF CERTAIN DAMAGES.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND RELEASE ANY RIGHT, POWER OR PRIVILEGE EITHER MAY HAVE TO CLAIM OR RECEIVE FROM THE OTHER PARTY ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, ACKNOWLEDGING AND AGREEING THAT THE REMEDIES HEREIN PROVIDED, WILL IN ALL CIRCUMSTANCES BE ADEQUATE. THE FOREGOING WAIVER AND RELEASE SHALL APPLY IN ALL ACTIONS OR PROCEEDINGS BETWEEN THE PARTIES.

SECTION 19. WAIVER OF JURY TRIAL.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT BETWEEN THE PARTIES RELATING TO THIS AGREEMENT, THE PROJECT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THAT RELATIONSHIP, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, ANTITRUST CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON-LAW OR STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT AND ALL OTHER AGREEMENTS AND INSTRUMENTS PROVIDED FOR HEREIN, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL OF ITS OWN CHOOSING, OR HAS HAD AN OPPORTUNITY TO DO SO, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT ENTERED INTO BETWEEN THE PARTIES IN CONNECTION WITH THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT WITHOUT A JURY.

SECTION 20.    LIKE-KIND EXCHANGE

Each party agrees to reasonably cooperate with the other party in effecting an exchange transaction by the other party which includes the Project pursuant to Section 1031 of the United States Internal Revenue Code, provided that any exchange initiated by either party shall be at such party's sole cost and expense and shall not delay the Closing; and neither party shall be obligated to accept title to any other property as a result of such exchange. Each party hereby agrees to take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities, covenants and obligations of the parties to each other under the Agreement, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in the Agreement will be extended as a result thereof unless by mutual written agreement of the parties. Notwithstanding anything to the contrary contained in the foregoing, if Seller so elects to close the transfer of the Project as an exchange, then (i) Seller, at its sole option, may delegate its obligations to transfer some or all of the assets under the Agreement, and may assign its rights to receive all or a portion of the Purchase Price from Purchaser, to a deferred exchange qualified intermediary (a "QI") or to an exchange accommodation titleholder ("EAT"), as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Seller pursuant to the Agreement; (iii) Seller shall remain fully liable for its obligations under the Agreement as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Purchaser; and (v) the closing of the transfer of the Project to Purchaser shall be undertaken by direct deed, assignment and other appropriate conveyance from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser or to EAT, as the case may be. Notwithstanding anything to the contrary contained in the foregoing, if Purchaser so elects to close the acquisition of the Project as an exchange, then (i) Purchaser, at its sole option, may delegate its obligations to acquire the Project under the Agreement, and may assign its rights to receive the Project from Seller, to a QI or to an EAT, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Purchaser pursuant to the Agreement; (iii) Purchaser shall remain fully liable for its obligations under the Agreement as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Seller; and (v) the closing of the acquisition of the Project by Purchaser or the EAT, as the case may be, shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser (or to EAT, as the case may be).

SECTION 21. MISCELLANEOUS.

A.    Miscellaneous; Assignment. THIS AGREEMENT (INCLUDING ALL EXHIBITS HERETO WHICH ARE HEREBY INCORPORATED BY REFERENCE) CONTAINS THE ENTIRE AGREEMENT BETWEEN THE PARTIES RESPECTING THE MATTERS HEREIN SET FORTH AND SUPERSEDES ALL PRIOR AGREEMENTS BETWEEN THE PARTIES HERETO RESPECTING SUCH MATTERS. THIS AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES HERETO. This Agreement shall be construed and enforced in accordance with the laws of the state where the Project is located. Purchaser may not assign its rights under this Agreement without the prior written consent of Seller except Purchaser may assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations to one or more affiliates of Purchaser without Seller's written consent (but with prior written notice to Seller); any assignee shall be deemed to have assumed all of the assignor's obligations relating only to the portion of the Project that such assignee acquires (for the avoidance of doubt, Purchaser intends to assign its rights and obligations with respect to the Northgate Property, the Pioneer Property and the Pioneer Parking Property to two or more separate affiliates, and in such event, the assignee with respect to the Northgate Property shall only be obligated to assume assignor’s obligations under this Agreement relating to the Northgate Property (and such entity will assume only the Northgate Mortgage) and the assignee with respect to the Pioneer Property shall only be obligated to assume assignor’s obligations under this Agreement relating to the Pioneer Property (and such entity will assume only the Pioneer Mortgage) and the assignee with respect to the Pioneer Parking Property shall only be obligated to assume assignor’s obligations under this Agreement relating to the Pioneer Parking Property), and the assignor and such assignee shall remain joint and severally liable hereunder with respect to such portion of the Project. If either Lender requires, Seller and Purchaser agree to amend this Agreement so that the purchase and sale of the Northgate Property, the purchase and sale of the Pioneer Property and the purchase and sale of the Pioneer Parking Property will be governed by separate agreements, the terms of which are otherwise identical to this Agreement. Except in connection with a 1031 exchange, Seller shall not assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written approval of Purchaser. For purposes of this Section 21, an affiliate of Purchaser shall include (a) any entity that is owned, controlled by or is under common control with Purchaser (a "Purchaser Control Entity"), (b) any entity in which one or more Purchaser Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, or (c) any entity (or subsidiary thereof) that is advised by an affiliate of BCI-IV Advisors LLC. Purchaser shall notify Seller at least five (5) days prior to the Closing of any assignment of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Time is of the essence of this Agreement and each provision hereof. The provisions of this Agreement may not be amended, changed or modified orally, but only by an agreement in writing signed by the party against whom any amendment, change or modification is sought. Purchaser shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document which would cause a cloud on the title to the Project. This Agreement may be executed in counterparts and by facsimile or other electronic signature, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto. The phrase "business days" as used herein shall mean the days of Monday through Friday, excepting only federal holidays. The phrase "calendar days" as used herein shall mean all days of the week, including all holidays. The term "days" without reference to calendar or business days shall mean calendar days. If any date upon which an obligation is to be performed hereunder, or a period described herein expires, falls on a Saturday, Sunday, or other legal holiday recognized by national banks in the District of Columbia, then the date for such performance or the expiration of such period, as applicable, shall be extended to the next following day which is not a Saturday, Sunday or such legal holiday.

B.    1099-S; Real Estate Reporting Person. In order to comply with information reporting requirements provided by Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties hereby designate Escrow Agent as the party who shall be responsible for reporting to the Internal Revenue Service (the “IRS”) the sale of the Project on IRS form 1099-S. The parties shall provide Escrow Agent with the information necessary to complete Form 1099-S. Escrow Agent shall provide all the parties with a copy of the IRS Form 1099-S filed with the IRS and with any documentation used to complete IRS Form 1099-S. The parties agree to retain this Agreement for 4 years following December 31 of the calendar year in which the closing hereunder occurs.
C.    Perpetuities. If the rule against perpetuities would invalidate this Agreement or any portion hereof, due to the potential failure of an interest in property created herein to vest within a particular time, then notwithstanding anything to the contrary herein, each such interest in property must vest, if at all, before the passing of 10 years from the date of this Agreement, or this Agreement shall become null and void upon the expiration of such 21 year period and the parties shall have no further liability hereunder.

D.    Joint and Several. Except as expressly provided herein to the contrary and as to the representations and warranties made in Section 3 hereof, the obligation of each Seller hereunder and under all of the closing documents are joint and several with each other Seller, with a breach or default by any one Seller constituting a breach by all Sellers.

SECTION 22. ADDITIONAL REIT PROVISIONS.

A. Post-Closing Access to Records. Upon receipt by Seller of Purchaser's reasonable written request at anytime and from time to time within a period from the Closing until the later of (i) 2 years after Closing, or (ii) for the period any tenant has the right under its lease for the Project to audit such books and records of Seller, Seller shall, at Seller's principal place of business, during Seller's normal business hours, make all of Seller's records relating to the Project, other than those previously delivered to Purchaser and other than any privileged or confidential books and records, available to Purchaser for inspection and copying (at Purchaser's sole cost and expense).

B. Information and Audit Cooperation. To the extent necessary to enable Purchaser to comply with any financial reporting requirements applicable to Purchaser and upon at least five (5) business days prior written notice to Seller, within 90 days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Purchaser's auditors to audit the trial balance related to the operation of the Project for the calendar year prior to the Closing Date and for the portion of the calendar year starting on January 1 through the Closing Date. Other than any representation, warranty or covenant otherwise set forth in this Agreement or the documents delivered at Closing, Seller makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Purchaser releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESS:		SELLER:

PIONEER INDUSTRIAL, LLC,
a Delaware limited liability company

	/s/ Alex Williams	By:	/s/ Chris Harris
Name:	Alex Williams	Name:	Chris Harris
		Its:	Vice President

		Date of Execution	May 15, 2019

CAVA NORTHGATE INDUSTRIAL LLC,
a Delaware limited liability company

	/s/ Alex Williams	By:	/s/ Chris Harris
Name:	Alex Williams	Name:	Chris Harris
		Title:	Vice President

		Date of Execution	May 15, 2019

PIONEER PARKING LOT, LLC,
a Delaware limited liability company

	/s/ Alex Williams	By:	/s/ Chris Harris
Name:	Alex Williams	Name:	Chris Harris
		Title:	Vice President

		Date of Execution	May 15, 2019

PURCHASER:

BCI IV Acquisitions LLC,
a Delaware limited liability company

	/s/ Katie Pierson	By:	/s/ Lainie P. Minnick
Name	Katie Pierson	Name:	Lainie P. Minnick
		Title:	Managing Director

		Date of Execution	May 15, 2019